EXHIBIT 99.1

Vitran Reports 2012 First Quarter Results

REMINDER:
Vitran management will conduct a conference call and webcast Wednesday, April 25, 2012 at 9:30 a.m. ET to discuss the Company's 2012 first quarter results
Conference call dial-in: 888-396-8049 or 416-764-8646 (International)
Live Webcast: www.vitran.com (select "Investor Relations")

TORONTO, April 24, 2012 (GLOBE NEWSWIRE) -- Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), a North American transportation and supply chain firm, today announced financial results for the first quarter of 2012 (all figures reported in $U.S.).

Vitran reported a 12.1% increase in consolidated revenues to $207.7 million in the first quarter of 2012 compared to $185.4 million in the first quarter of 2011. Vitran recorded a net loss from operations of $5.8 million, or $0.36 per diluted share, for the quarter ended March 31, 2012 compared to a net loss of $0.2 million, or $0.01 per diluted share, for the 2011 three-month period.

On a non-GAAP basis, that would include Vitran's normal income tax provision for its U.S. operations, the Company recorded an adjusted loss from operations of $0.22 per diluted share in the 2012 first quarter compared to an adjusted income from operations of $0.02 per diluted share in the 2011 first quarter. In accordance with FASB ASC 740‑10, Vitran temporarily discontinued recording an income tax provision for its U.S. operations.

"SCO and Canadian LTL continued their positive momentum from 2011 and posted seasonal earnings results consistent with prior quarters. We are opening an additional SCO facility in Kansas City in the second quarter and expect it to be fully operational in the third quarter," stated Vitran President and Chief Executive Officer Rick Gaetz.

"As many of you are aware Chris Keylon joined us in January as President of our U.S. LTL operation. His first three priorities were to establish an organizational structure to allow progress and success, enhance service quality to ensure continuous and stronger revenue growth and finally begin the process of improving efficiencies in our operations. I am pleased to report progress on all three priorities. Chris elevated legacy Vitran employees and complemented that with an expansion of our team bringing in six new executives into our company from within the LTL industry."

"Secondly, our U.S. LTL operation is providing the best service to customers in the past two years with a goal of becoming the most reliable carrier in the LTL space. This improvement is translating to a very motivated sales force and is evidenced by 18% revenue growth in the U.S. LTL operation. Finally, labor productivity is improving and the related costs are starting to fall with much opportunity to be more efficient."

"We think we can say that January was the low water mark in the U.S. Losses were cut substantially in February and again in March had it not been for a $1 million increase in workers' compensation expense. In fact, health care and workers' compensation expense increased $3.3 million year-over-year in the first quarter, offsetting the progress in other areas of the business."

"Although, we are not satisfied with the operating results we are certainly pleased with the progress being made, leadership and direction of the U.S LTL business, and we are encouraged that the recovery of our U.S. LTL operation is underway," concluded Mr. Gaetz.

Segmented Results

The LTL (less-than-truckload) segment posted an improvement in revenue to $178.6 million for the first quarter of 2012 compared to $159.0 million in the first quarter of 2011. Loss from operations for the 2012 first quarter was $4.8 million, compared to income from operations of $0.9 million in the comparable period a year ago. Negatively impacting operating results was a quarter over prior-year-quarter increase in U.S. healthcare and workers' compensation expense of over $3.3 million. In the comparable first quarters, shipments and tonnage improved 11.2% and 8.3% respectively in the combined LTL segment.

The Supply Chain Operation segment recorded an increase in revenue of 10.5% to $29.2 million, compared to $26.4 million in the first quarter of 2011. Income from operations remained flat at $2.1 million in the first quarter of 2012 compared to the same quarter in 2011, and the SCO segment posted an operating ratio of 92.8% in the first quarter of 2012 compared to 92.1% in the first quarter of 2011.

About Vitran Corporation Inc.

2Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload and supply chain services. To find out more about Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), visit the website at www.vitran.com.

The Vitran Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7302

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements may be generally identifiable by use of the words "believe", "anticipate", "intend", "estimate", "expect", "project", "may", "plans", "continue", "will", "focus", "should", "endeavor" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Vitran's actual results, performance or achievements to differ materially from those projected in the forward-looking statements. Factors that may cause such differences include, but are not limited to, technological change, increases in fuel costs, regulatory changes, the general health of the economy, seasonal fluctuations, unanticipated changes in railroad capacities, exposure to credit risks, changes in labour relations and competitive factors. More detailed information about these and other factors is included in the annual MD&A on Form 10K under the heading "General Risks and Uncertainties." Many of these factors are beyond the Company's control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements. Vitran Corporation Inc. does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

 (tables follow)

Vitran Corporation Inc.
Consolidated Balance Sheets
(in thousands of United States dollars, US GAAP)

	March 31, 2012	March 31, 2011
	(unaudited)	(audited)
Assets
Current assets:	$2,177	$1,204
Cash and cash equivalents	91,358	83,479
Accounts receivable	13,320	11,872
Inventory, deposits and prepaid expenses	175	175
Deferred income taxes	107,030	96,730

Property and equipment	125,478	125,219
Intangible assets	5,190	5,805
Goodwill	14,434	14,314
	$252,132	$242,068

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$86,628	$80,818
Income and other taxes payable	169	1,266
Current liabilities of discontinued operations	30	61
Current portion of long-term debt	5,329	6,817
	92,156	88,862

Long-term debt	79,440	67,072
Deferred income taxes	1,036	1,061
Shareholders' equity:
Common shares	99,954	99,746
Additional paid-in capital	5,404	5,334
Accumulated deficit	(30,730	(24,914
Accumulated other comprehensive income	4,872	4,807
	79,500	84,973
	$252,132	$242,068
(Consolidated Statements of Income follows)
Vitran Corporation Inc.
Consolidated Statements Of Income
(Unaudited)
(in thousands of United States dollars except per share amounts, US GAAP)

	Three months ended Mar 31,
	2012	2011
Revenue	$ 207,748	$ 185,388
Operating expenses	207,841	179,524
Depreciation and amortization expense	4,075	4,357
	211,916	183,881

Income (loss) from operations before undernoted	(4,168)	1,507

Interest expense, net	1,311	1,342

Income (loss) operations before income taxes	(5,479)	165

Income tax expense	337	389
Net loss	(5,816)	(224)
Basic and Diluted loss per share	$ (0.36)	$ (0.01)

Weighted average number of shares:
Basic	16,367,109	16,315,374
Diluted	16,367,109	16,315,374

(Consolidated Statements of Cash Flows follows)

Vitran Corporation Inc.
Consolidated Statements Of Cash Flows
(Unaudited)
(in thousands of United States dollars, US GAAP)

	Three months ended Mar 31,
	2012	2011
Cash provided by (used in):
Operations:
Net loss	$ (5,816)	$ (224)
Items not involving cash from operations:
Depreciation and amortization expense	4,075	4,357
Deferred income taxes	(25)	(5)
Share-based compensation expense	127	142
Loss (gain) on sale of property and equipment	76	(38)
Change in non-cash working capital components	(4,614)	(5,974)
Continuing operations	(6,177)	(1,742)
Discontinued operations	(31)	816
	(6,208)	(926)
Investments:
Purchase of property and equipment	(1,782)	(2,340)
Proceeds on sale of property and equipment	541	64
Acquisition of business assets	--	(1,737)
	(1,241)	(4,013)
Financing:
Change in revolving credit facility and bank overdraft	9,540	9,177
Repayment of long-term debt	(244)	(3,000)
Repayment of capital leases	(941)	(971)
Issue of Common Shares upon exercise of stock options	151	80
	8,506	5,286

Effect of foreign exchange translation on cash	(84)	(347)

Increase in cash and cash equivalents	973	--
Cash and cash equivalents, beginning of period	1,204	--
Cash and cash equivalents, end of period	$ 2,177	$ --

Change in non-cash working capital components:
Accounts receivable	$ (7,879)	$ (16,815)
Inventory, deposits and prepaid expenses	(1,448)	(1,891)
Income and other taxes payable	(1,097)	(294)
Accounts payable and accrued liabilities	5,810	13,026
	$ (4,614)	$ (5,974)
(additional financial information follows)

Supplementary Segmented Financial Information
(in thousands of United States dollars) (Unaudited)

For the quarter ended Mar 31, 2012				For the quarter ended Mar 31, 2011
	Revenue	Inc. from Operations	OR%		Revenue	Inc. from Operations	OR%
LTL	$ 178,587	$ (4,834)	102.7	LTL	$ 158,989	$ 926	99.4
SCO	$ 29,161	$ 2,098	92.8	SCO	$ 26,399	$ 2,090	92.1

LTL SEGMENT – Statistical Information
(Unaudited)
For the quarter ended Mar 31, 2012
($U.S.)	LTL Division	Q. over Q. % Change
Revenue (000's)	$ 178,587	* 12.9%
No. of Shipments	1,126,151	11.2%
Weight (000's lbs)	1,652,691	8.3%
Revenue per shipment	$ 158.58	* 1.5%
Revenue per CWT	$ 10.81	* 4.3%

* All % changes have been normalized for the impact of foreign exchange fluctuation, period over period

Non-GAAP Measures

	Three months ended Mar 31,
	2012	2011
Net loss from operations	$ (5,816)	$ (224)
Tax recovery from US operations	2,149	592
Adjusted net income (loss)	$ (3,667)	$ 368

Weighted average shares outstanding:
Basic	16,367,109	16,315,374
Diluted	16,367,109	16,376,628

Adjusted basic and diluted income (loss) per share	$ (0.22)	$ 0.02
CONTACT: Richard Gaetz, President/CEO
         Fayaz Suleman, VP Finance/CFO
         Vitran Corporation Inc.
         416/596-7664